1.  Introduction

Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and Rule 17j-1 under the Investment Company Act of 1940 (the “Investment Company Act”) require all investment advisers and all investment companies, respectively, that are registered with the Securities and Exchange Commission (the “SEC”) to adopt codes of ethics that set forth standards of conduct and require compliance with federal securities laws. The provisions of Rule 17j-1 apply to Cornerstone because Cornerstone serves as the investment adviser to the Cornerstone Capital Access Impact Fund (the “Fund”) and may serve as investment adviser or subadviser to other mutual funds in the future. This code of ethics (“Code”) is intended to reflect fiduciary principles that govern the conduct of Cornerstone Capital Group (“Cornerstone”) and its supervised persons in those situations where Cornerstone acts as an investment adviser, as defined under the Advisers Act, in providing investment advice to clients (“Clients”). It consists of an outline of policies regarding several key areas: standards of conduct and compliance with laws, rules and regulations, protection of material non-public information and personal securities trading. It also consists of specific information and guidance that is provided in company-wide policies and procedures, including the Compliance Manual and the RIA Compliance Program.

Note: The CCO may assign and/or engage other individuals or firms to assist in fulfilling her responsibilities. As such, reference to the CCO throughout this Code may also be assumed to mean her “designee”. All applicable Code of Ethics reporting completed by the CCO is supervised by CEO.

Cornerstone Capital Inc. (“Cornerstone” or the “Firm”) is committed to the highest legal and ethical standards in the investment management industry. It is the responsibility of every officer, director and employee (each, an “Employee”) of the Firm to fulfill this commitment to ethical conduct and compliance with laws and regulations.

With regard to Cornerstone’s service as investment adviser to the Fund, Rule 17j-1 imposes additional duties. This Code of Ethic’s must be approved by the Fund’s Board of Directors initially and upon amendment within 6 months after the adoption of any material change.

2.  Standards of Conduct

In general, those subject to this Code owe a fiduciary duty to Clients, which includes ensuring that one’s personal affairs, including personal securities transactions, are conducted in a manner which avoids: (i) serving one’s own personal interests ahead of Clients, (ii) taking inappropriate advantage of one’s position with Cornerstone; and

(iii) any actual or potential conflicts of interest or any abuse of one’s position of trust and responsibility.

Under Rule 17j-1, it is unlawful for certain persons, including any officer, director or trustee of Cornerstone, in connection with the purchase or sale by such person of a “security held or to be acquired” by the Fund:

1.	To employ any device, scheme or artifice to defraud the Fund;

2.	To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

3.	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Fund; or

4.	To engage in any manipulative practice with respect to the Fund;

Under Rule 17j-1, “security held or to be acquired” by the fund means (i) any Covered Security which, within the most recent 15 days is or has been held by the Fund or is being or has been considered by the Fund or its investment adviser for purchase by the Fund; AND (ii) any option to purchase or sell, and any security convertible into or exchangeable for a Covered Security.

3.  The Code Covers:

The Code covers all “supervised persons.” In addition, subsets of these supervised persons, known as “access persons” and/or “investment personnel” must comply with specific reporting requirements.

4.  Definitions

For Purposes of this Code of Ethics:

“Supervised persons” include:

■	Directors, officers, and managing partners of the adviser (or other persons occupying a similar status or performing similar functions)

■	Employees of the adviser

■	Any other person who provides advice on behalf of the adviser and is subject to the adviser’s supervision and control

“Access Person” as defined by the Advisers Act includes any supervised person who:

■	Has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any mutual fund that the adviser or its control affiliates manage

■	Is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic

“Access Person” as defined by the Investment Company Act shall mean any Advisory Person of a fund or of a fund’s investment adviser. If an investment adviser’s primary business is advising funds or other advisory clients, all of the investment adviser’s directors, officers, and general partners are presumed to be Access Persons of any fund advised by the investment adviser. All of a fund’s directors, officers, and general partners are presumed to be Access Persons of the fund. Exhibit 1-A designates Cornerstone’s Access Persons for purposes of the Code.

“Advisory Person” of a fund or of a fund’s investment adviser shall mean:

●	Any director, officer, general partner or employee of the fund or investment adviser (or of any company in a control relationship to the fund or investment adviser) who, in connection with his or her regular functions or duties, makes, participates, in or obtains information regarding, the purchase or sale of Covered Securities by a fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

●	Any natural person in a control relationship to the fund or investment adviser who obtains information concerning recommendations made to the fund with regard to the purchase or sale of Covered Securities by the fund.

“Investment Personnel” of a fund or a fund’s investment adviser shall mean:

●	Any employee of the fund or investment adviser (or of any company in a control relationship to the Fund or investment adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the fund.

●	Any natural person who controls the fund or investment adviser and who obtains information concerning recommendations made to the fund regarding the purchase or sale of securities by the fund.

●	Investment Personnel of the Firm are listed in Exhibit 1-A.

“Family Members”: includes the person’s immediate family (including any relative by blood or marriage) sharing the same household.

“Beneficial Owner” shall have the meaning as that set forth in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934. You have a “Beneficial Ownership” of a Reportable Security when you or a Family Member, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares:

●	The opportunity, directly or indirectly, to profit or share in the gains, losses, dividends or interest obtained from a Reportable Security transaction.

“Immediate family” means son, daughter (including a legally adopted child) or any descendants of either, stepson or stepdaughter, son-in-law, daughter-in-law, father or mother or any ancestor of either, stepfather or stepmother, mother-in-law or father-in-law, siblings or siblings-in-law, and spouse or “domestic partner.”

“Covered Security” and “Reportable Security” as defined by both Acts means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit- sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

Examples of Reportable Securities (not all inclusive)

■	In general, any interest or instrument commonly known as a “security”

■	Stock

■	Shares of any exchange traded fund (“ETF”)

■	Shares of any closed-end fund

■	Shares of any “Limited Offering”

■	Interests in limited partnerships and limited liability companies

■	Options, futures, swaps and other derivatives

■	Notes, Bond, debenture or evidence of indebtedness

■	Municipal bond

A “Covered Security” or “Reportable Security” does NOT include:

■	Direct obligations of the U.S. Government, such as U.S. bonds or treasuries

■	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (including repurchase agreements)

■	Shares issued by money-market funds

■	Share issued by open-end funds, unless the fund is advised or subadvised by the Firm

■	Shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies (such as some variable annuities or other variable life insurance products) where none of the open-end investment companies are advised or sub-advised by Cornerstone

“Reportable Account” is an account at a broker, dealer, bank or other financial institution in which the access person has any direct or indirect Beneficial Ownership and transactions in Reportable Securities may be executed. These accounts include retirement plan accounts, such as 401(k) and 403(b) plans, if the account can execute transactions in a Reportable Security.

“Reportable Fund” means an investment company registered under the Investment Company Act for which Cornerstone serves as an investment adviser (including subadviser), including closed-end funds and open-end funds. Note: Refer to Exhibit 1-B for a list of Reportable Funds.

“Client” refers to any person or entity for which Cornerstone manages investments or otherwise acts as investment adviser.

“Control” has the same meaning as in section 2(a)(9) of the 1940 Act.

“Discretionary Account” means a Reportable Account over which:

■	You or a Family Member has no direct or indirect influence or control and

■	A person or entity not subject to the Code has sole investment power.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505, or rule 506 under the Securities Act of 1933.

“Automatic Investment/Dividend Reinvestment Plan” means a program in which regular periodic purchases or withdrawals are made automatically in (or form) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

“Federal Securities Laws” Securities Act of 1933; Securities Exchange Act of 1934; Sarbanes Oxley Act of 2002; Investment Company Act of 1940; Investment Advisers Act of 1940; Title V of the Gramm-Leach-Bliley Act and any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers and any rules adopted thereunder by the Commission or the Department of the Treasury.

5.     Conflicts of Interest

Conflicts Among Client Interests

Conflicts of interest may arise where the Firm or its supervised persons have reason to favor the interests of one client over another client (e.g., larger accounts over smaller accounts; accounts in which employees have made material personal investments; accounts of close friends or relatives of supervised persons). Favoritism of one group of clients over another is prohibited under the Code.

Competing with Client Trades

The Code prohibits access persons from using knowledge about pending or currently considered securities transactions for clients to profit personally (directly or indirectly) as a result of such transactions, including by purchasing or selling such securities for their own, their family’s or their friends’ accounts or by relaying such information to others for their use.

Disclosure of Personal Interest

Investment personnel are prohibited from recommending, implementing or considering any securities transaction for a client without first disclosing any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to an appropriate designated person. This designated person for Cornerstone shall be the Chief Compliance Officer (CCO). If such designated person deems the disclosed interest to present a material conflict, the investment personnel may not participate in any decision-making process regarding the securities of that issuer.

The Conflicts of Interest Questionnaire should be submitted via BasisCode.

6.  Confidentiality

Employees have a duty to maintain confidentiality of sensitive, personal and proprietary information. Such information shall be used solely for legitimate business purposes for the Firm. Information should not be shared with others, including family and friends.

All information concerning the identity of security holdings and financial circumstances of all clients (both current and former) or prospective clients is confidential.

All information about clients must be kept in strict confidence, including the identity, financial situation, security holdings, and advice furnished by the Firm.

7.  Protection of Material Nonpublic Information (i.e., Insider Trading)

As more fully discussed within our Privacy Policy, employees are expected to exercise diligence and care in maintaining and protecting our clients’ nonpublic, confidential information.

Employees are also expected not to divulge information regarding Cornerstone’s securities recommendations or client securities holdings to any individual outside of the Firm, except

1.	As necessary to complete transactions or account changes (for example, communications with brokers and custodians);

2.	As necessary to maintain or service a client or his/her account;

3.	As permitted by law.

Refer to the Compliance Manual for the Firm’s Insider Trading Policy.

8.  Personal Conduct

As noted above, employees are expected to conduct themselves with the utmost integrity and to avoid any actual or perceived conflict with our clients. In this spirit, the following are required of our employees:

Gifts and Entertainment

The giving or receiving of gifts or business entertainment could give rise to a potential or actual conflict of interest, such that the gift or entertainment is provided as a kickback or quid pro quo. Gifts of nominal value or those that are customary in the industry such as meals, entertainment, etc. may be appropriate.

For the purposes of this section:

■	“Cornerstone Business Partner” is a Client, prospective Client or any person or entity that does, or seeks to do business with, or on behalf of, Cornerstone.

■	“Gift” is any item, service or accommodation of value. Promotional items of nominal value

■	that are widely distributed and display a gift giver’s logo, such as golf balls, shirts, towels, pens, etc. do not fall within the definition of “gift.”

■	“Business entertainment” is generally in the form of a social event, hospitality event, meal,

■	leisure activity or event of like nature or purpose in which a Cornerstone employee is in attendance as the host and a Cornerstone Business Partner is in attendance as the guest – or vice versa.

All employees are required to report and pre-approve gifts and entertainment received and given as outlined in the Compliance Manual.

Service as Director for an Outside Company

Any employee wishing to serve as director for an outside company (public or private) must first seek and obtain the written approval of the CCO. A review of the request will determine whether such service poses a conflict between the Firm and our clients and whether or not such conflict is acceptable and should be disclosed.

Outside Employment

Before accepting outside employment, which includes any business activity for which the employee receives compensation (‘Outside Employment”), all employees must obtain prior approval from the CCO. In evaluating requests for Outside Employment, the Firm will consider the following, among other, factors:

■	Whether the Outside Employment creates an actual or potential conflict of interest;

■	Whether the purpose and duties of the Outside Employment is consistent with Cornerstone’s business;

■	Whether there is a risk that the Firm will be seen as associated with the Outside Employment; and

■	Whether the employee will be involved in the financial decisions of the outside employer and the resulting risks to Cornerstone.

Outside Business Interests

Any employee wishing to engage in business activities outside of Cornerstone’s business must obtain approval from the CCO.

Political Contributions

Employees are prohibited from making political contributions to any United States state or local candidate or official as outlined in the Compliance Manual.

9.  Personal Trading

Cornerstone utilizes a web-based compliance portal, BasisCode, for all personal trading reporting.

General Policy

Employees may maintain personal securities accounts provided any personal investing by an employee in any accounts in which the employee has a beneficial interest is consistent with the guidelines outlined below and all applicable regulatory requirements. This includes any accounts for any immediate family or household members.

Trading Restrictions

A.	Employees may trade securities for their own accounts so long as;

■	The interests of client accounts will at all times be placed first

■	All personal securities transactions will be conducted in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s knowledge of Firm or Client transactions

■	All provisions of the Firm’s Code of Ethics are followed

B.	No Access Person may purchase or sell directly or indirectly, any security in which he or she has, or by reason of such transactions acquires, any direct or indirect Beneficial Ownership if such security to his or her actual knowledge at the time of such purchase or sale:

(1) Is being considered for purchase or sale by a Fund;

(2) Is in the process of being purchased or sold by a Fund; or

(3) Is or has been purchased or sold by a Fund within the most recent 15 day period.

C.	No Access Person may trade ahead of a Fund -- a practice known as “front running.”

Pre-Approval Procedures

Rule 204A-1 of the Advisers Act requires pre-approval for any investment in an initial public offering (IPO), or private placement. As such, no employee shall acquire beneficial ownership of any private placement or participate in an initial public offering without prior approval from the CCO.

Additionally, Access Persons may not purchase or sell, directly or indirectly, units of the Fund without the prior written approval of the CCO, who has been provided full details of the proposed transaction, unless the value of the transaction is less than $10,000. Purchases or sales of the Fund by Access Persons with a value below this di minimis threshold of $10,000 do not require pre-approval.

Any employee wishing to transact in a security that requires pre-approval as outlined above must obtain pre- approval by submitting a request via BasisCode. The approval of a request is good for 2 business days unless otherwise communicated to the employee.

10.  Reporting Requirements

Initial Holdings Reports

All Access Persons must provide the CCO with an Initial Holdings Report within 10 days of becoming an Access Person. The report must include a list of all reportable accounts and the holdings of all reportable securities, along with the names of any discretionary accounts (as outlined below). The information must be current as of a date no more than 45 days prior to the date of becoming an Access Person.

Managed Accounts Disclosure

Access Persons with Discretionary Accounts must submit a Managed Accounts Disclosure Form attached to the Initial and Annual Holdings Reports. The Managed Accounts Disclosure Form is required for any account which an Access Person has retained a trustee or third-party manager to manage, and the Access Persons has no direct or indirect influence or control. Access Persons must report their relationship to the manager on this form.

NOTE: Any new brokerage accounts opened subsequent to becoming an Access Person must be promptly disclosed to the CCO.

The Initial Holdings Report and Managed Accounts Disclosure should be submitted via BasisCode.

Annual Holdings Reports Each year, each Access Person must report the following information (and the information must be current as of no more than 45 days prior to the date of the report):

A.	The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, the number of shares and the principal amount of each Reportable Security in which the Access Person had any direct or indirect Beneficial Ownership;

B.	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities were held for the direct or indirect benefit of the Access Person; and

C.	The date the report is submitted by the Access Person.

Managed Accounts Disclosure

Access Persons with Discretionary Accounts must submit a Managed Accounts Disclosure Form attached to the Initial and Annual Holdings Reports. The Managed Accounts Disclosure Form is required for any account which an Access Person has retained a trustee or third-party manager to manage, and the Access Persons has no direct or indirect influence or control. Access Persons must report their relationship to the manager on this form.

The Annual Holdings Report and Managed Accounts Disclosure should be submitted via BasisCode.

Quarterly Reporting Forms

All Access Persons must complete a quarterly reporting form and submit brokerage statements within 30 days of quarter end, for any transactions involving a Reportable Security.

The Quarterly Reporting Form should be submitted via BasisCode. Exceptions to Reporting Requirements:

■	Purchases or sales pursuant to an Automatic Investment Plan, including a dividend reinvestment plan;

■	Transactions in securities that are not Reportable Securities; and

■	Transactions in effected in, and the holdings of, any account over which the employee has no direct or indirect influence or control (i.e. discretionary account or trust managed by a third party).

Opening & Closing Accounts

All Access Persons are required to notify the CCO prior to or at the time of establishing a new custodial account or the closing of an existing custodial account, providing the following details:

●	Account name

●	Name of broker, dealer or bank

●	Date established (or) date closed

●	Date reported to Compliance

11.  Review of Reportable Personal Security Transactions

Upon receipt of statements and reporting forms, Cornerstone’s compliance consultant team will review the transaction activity to confirm there were no violations of the Code or evidence of improper trading activities or conflicts of interest by the Access Person. Broker statements are maintained by the CCO in accordance with the records retention provisions of Rule 204-2(e) of the Advisers Act.

12.  Failure to Comply with the Provisions of the Code – Sanctions

Strict compliance with the provisions of this Code shall be considered a basic condition of employment with Cornerstone. Employees are urged to seek the advice of the CCO for any questions as to the application of this Code to their individual circumstances. Employees are required to promptly report any Code violations to the CCO.

Violations of the Code may result in disciplinary action. The disciplinary action will be taken by the CCO and may include a written warning, fines, disgorgement of profits and/or losses avoided, suspension, demotion, or termination of employment. Violations may also be referred to civil or criminal authorities where appropriate.

13.  Administration and Enforcement of the Code

Administration of the Code

The CCO will administer the Code and use reasonable diligence and institute procedures reasonably necessary to review reports submitted by Supervised Persons and to prevent Code violations. Among other things, the CCO or her designee will review reports against preclearance requests, transaction confirmations and account statements on a quarterly basis, and look for any violations of the Code or indications of insider trading.

Recordkeeping Policy

Records must be maintained for a minimum of two years in the Firm’s main office and three additional years in an easily accessible place, for a total of five years.

The following records shall be maintained for the required document retention period:

■	A copy of each Code that has been in effect at any time during the last five years.

■	A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred.

■	A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was a supervised person. (These records must be kept for five years after the individual ceases to be a supervised person of the Firm.)

■	Holdings and transaction reports made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports.

■	A list of the names of persons who currently, or within the past five years, were access persons or investment personnel.

■	A record of any decision and supporting reasons for approving the acquisition of securities by access persons in limited offerings for at least five years after the end of the fiscal year in which approval was granted.

■	A record of any decisions and supporting reasons that grant supervised persons or access persons a waiver from or exception to the Code. Maintain for five years.

■	Copies of all reports provided to the CCO regarding the annual review of the Code and a listing of any material violations. Maintain for five years.

■	A record of persons responsible for reviewing the access persons reports currently and during the previous five years.

Training and Education

Cornerstone has designated the CCO of the Firm as the individual responsible for training and educating supervised persons regarding the Code. Training will occur periodically and all employees are required to attend any training and/or read all applicable materials.

Quarterly Certification/Questionnaire to the Fund CCO and/or Board

On a quarterly basis, the CCO provides the following information to the Fund Board and/or CCO in a quarterly questionnaire/certification:

●	Certifies that procedures have been adopted to reasonably prevent Access Persons from violating this Code.

●	Notes whether any issues arose with respect to the Code since the last report to the Board including, but not limited to, information about material violations of this Code or procedures and sanctions imposed in response to the material violations.

●	Identifies any recommended changes in the existing procedures based upon evolving industry practices or developments in applicable laws or regulations.

Annual Review

On an annual basis, the CCO will review the provisions of this Code to determine whether revisions are required so as to comply with the provisions of the Advisers Act and SEC interpretations thereof with respect to personal securities trading by Access Persons. Results of the review will be documented as part of the Annual Review of the Firm’s Compliance Program

New Employee Acknowledgement

New employees must acknowledge they have read and understand and they must agree to comply with this Code of Ethics and Personal Trading Policy. The Code of Ethics Acknowledgement should be submitted via Compliance Science.

Annual and Amendment Acknowledgements

All employees are required to acknowledge annually that they have read, understand and agree to comply with the Code.

Any amendments to the Code will be distributed to all employees and acknowledgement must be completed and returned to the CCO. The Code of Ethics Acknowledgement should be submitted via BasisCode.

Form ADV Disclosure

A description of our Code will be provided in the Firm’s Form ADV Part 2A. If requested, a copy of the complete Code will be provided to any current or prospective client or Limited Partner that makes a request. The Firm’s Form ADV will be updated if necessary to reflect amendments to the Code.

Further Information

For further information regarding the Code of Ethics and Personal Trading Policy please contact the CCO.

Exhibit 1-A. List of Access Persons and Investment Personnel

Heidi Bush, Director, Global Research**

Michael Geraghty, Executive Director, Equity Strategist**

Eric Hsueh, Director, Manager Due Diligence

Erika Karp, Founder and Chief Executive Officer**

Phil Kirshman, Chief Investment Officer

Jennifer Leonard, Executive Director, Asset Manager Due Diligence**

Craig Metrick, Managing Director, Institutional Consulting and Research

Ryan Monroe, Associate Director, Client Services

Katherine Pease, Managing Director, Head of Impact Strategy

Randall Strickland, Director, Relationship Management

Fern Thomas, Chief Operating and Finance Officer**

Heng Yang, Associate Director, Performance Analytics

**	Also Investment Personnel

Additional Investment Personnel Only

*

*

Exhibit 1-B. List of Reportable Funds.

Name of Fund	Fund Ticker
Cornerstone Capital Access Impact Fund	CCIIX